Exhibit 18.1
September 22, 2008
Marine Petroleum Trust
Dallas, Texas
Ladies and Gentlemen:
We have audited the accompanying consolidated statements of assets, liabilities, and trust corpus of Marine Petroleum Trust (the “Trust”) as of June 30, 2008 and 2007, and the related consolidated statements of distributable income and changes in trust corpus for each of the years in the three-year period ended June 30, 2008 and reported thereon under a date of September 22, 2008. The aforementioned consolidated financial statements and our audit report thereon are included in the Trust’s annual report on Form 10-K for the year ended June 30, 2008. As stated in note 2 to those consolidated financial statements, the Trust changed its basis of presentation of the consolidated financial statements from the accrual basis to the modified cash basis and states that the newly adopted method of accounting is preferable in the circumstances because the Trustee believed that distributable income is a more useful measure to the unitholders of the Trust than net income. The newly adopted method of accounting corresponds to the basis of presentation permitted for royalty trusts by the Securities and Exchange Commission (“SEC”), as specified by Staff Accounting Bulletin Topic 12:E, Financial Statements of Royalty Trusts. By adopting the modified cash basis method of accounting, the Trust reports distributable income instead of net income. In accordance with your request, we have reviewed and discussed with the Trustee the circumstances and business judgment and planning upon which the decision to make the change in the basis of presentation was based.
With regard to the aforementioned accounting change, authoritative criteria have not been established for evaluating the preferability of one acceptable method of accounting over another acceptable method. However, for purposes of the Trust’s compliance with the requirements of the SEC, we are furnishing this letter.
Based on our review and discussion, with reliance on management’s business judgment and planning, we concur that the newly adopted method of accounting is preferable in the Trust’s circumstances.
Very truly yours,
/s/ KPMG LLP